Exhibit 21

                     INDUSTRI-MATEMATIK INTERNATIONAL CORP.

                     LIST OF SUBSIDIARIES AT APRIL 30, 2002

AUSTRALIA
Industri-Matematik Pty Ltd

CANADA
Industri-Matematik of Canada Inc.

FRANCE
Industri-Matematik France SARL

GERMANY
Industri-Matematik GmbH

THE NETHERLANDS
Industri-Matematik Nederland B.V.

SWEDEN
Abalon AB
Industri-Matematik AB

UNITED KINGDOM (1)
Enterprise Management System Limited (England and Wales)
Industri-Matematik Limited (England and Wales)

UNITED STATES (1)
Industri-Matematik American Operations, Inc. (Delaware)
Industri-Matematik Corp. (Delaware)
I-M Licensing Corp. (Delaware)
I-M North American Operations, Inc. (Delaware)
Software Finance Corp. (Delaware)

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(1) Country or state of incorporation is indicated in parentheses.